Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com EXHIBIT 5.1

January ___, 2009

Berliner Communications, Inc.
97 Linden Ave.
Elmwood Park, New Jersey 07407

Gentlemen:

We have acted as special counsel to Berliner Communications, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-4 (Commission File No. 333-__________), as amended (the “Registration Statement”) of the offer by the Company to exchange, and the exchange of, an aggregate of 13,104,644 shares of common stock of the Company, par value $0.00002 per share (the “Shares”), for an equal number of shares of the Company’s common stock currently held by Old Berliner, Inc. (the “Outstanding Shares”) pursuant to that certain Agreement and Plan of Reorganization, dated September 9, 2008, by and between the Company and Old Berliner, Inc. (the “Reorganization Agreement”).

As the basis for the opinion hereinafter expressed, we have examined the Registration Statement and all amendments thereto filed prior to the date hereof in the form as filed with the Securities and Exchange Commission, an executed copy of the Reorganization Agreement, the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Constitution, Delaware case law, and such other statutes and regulations, corporate records and documents of the Company, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.

For purposes of this opinion, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, that the natural person signing the documents had all necessary authority to execute those documents on behalf of the parties for whom they executed such documents, the authenticity and completeness of all documents submitted to us as originals and the conformity with the authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto had or will have all necessary power, corporate or other, to enter into and perform all of their respective obligations thereunder and have also assumed the due authorization of the entry into, execution and delivery of such documents by all requisite action, corporate or other, the due execution and delivery by such parties of such documents, and the validity and binding effect of such documents on such parties.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others without independent investigation or verification of the accuracy of such statements and representations.  In rendering the opinions set forth below, we have also assumed that the certificates evidencing the Shares will be signed by an authorized officer of the Company and countersigned by an authorized officer of the Company’s stock transfer agent and will conform to the specimen stock certificate examined by us.  The opinions expressed below are also subject to possible judicial action giving effect to governmental actions or laws affecting creditors’ rights.

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January ___, 2009

For purposes of this opinion letter, we also have assumed that (i) at the time of the consummation of the exchange of the Shares for the Outstanding Shares, the Reorganization Agreement will remain a valid and binding agreement of each of the Company and Old Berliner, Inc. and in full force and effect; (ii) the issuance and sale of the Shares will be made in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement and otherwise in a manner that does not violate any law, government or court-imposed order, restriction, agreement or instrument then binding on the Company, and will not give rise to any breach of or default under any agreement or instrument then binding on the Company; (iii) there will not be any rescission or modification of any corporate action of the Company or Old Berliner, Inc. with respect to the Reorganization Agreement prior to the consummation of the exchange contemplated by the Reorganization Agreement; (iv) at the time of issuance, offer and sale of any of the Shares pursuant to the Reorganization Agreement, the Registration Statement will have been declared effective under the Securities Act and no stop order suspending its effectiveness will have been issued and remain in effect; and (v) upon the consummation of the exchange of the Shares for the Outstanding Shares pursuant to the Reorganization Agreement, each Outstanding Share will have a value equal to or greater than the par value per share of the Shares.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered on behalf of the Company in accordance with the terms of the Reorganization Agreement as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission issued thereunder.

This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.  This opinion is intended solely for your use for the purpose of the issuance of the Shares pursuant to the Reorganization Agreement and is not to be relied upon by any other person, or for any other purpose.  We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion herein given, is implied or may be inferred herefrom.

The opinion expressed herein is limited exclusively to the federal laws of the United States of America, the DGCL, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and we express no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

Andrews Kurth LLP